                                                                   Exhibit 10.3

                             EMPLOYMENT AGREEMENT


    THIS EMPLOYMENT AGREEMENT ("Agreement") is being entered into as of December 29, 1995 (the "Closing Date") by and between APEX PC SOLUTIONS, INC., a Washington corporation (the "Company"), and Kevin Hafer ("Employee").


                                   RECITALS

    A. Pursuant to a Stock and Subordinated Note Purchase Agreement, dated as of the Closing Date (the "Purchase Agreement"), by and among the Company, Sterling Crum, Britannia Holdings Limited and the entities listed on Exhibit A thereto (the "Investors"), the Investors are purchasing certain shares of preferred stock and certain subordinated notes of the Company (the "Purchase").

    B. Employee holds and will hold, after the Purchase, certain options to purchase the common stock of the Company and has been serving as the President and Chief Executive Officer of the Company.

    C. The Investors have required, as a condition to consummating the Purchase, that Employee execute and deliver this Agreement, and Employee has agreed to continue his employment with the Company on the terms and conditions set forth in this Agreement.

                                   AGREEMENT

    In order to induce the Investors to consummate the Purchase and to specify the terms and conditions of Employee's relationship with the Company, and in further consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.  EMPLOYMENT

    1.1  TERM; DUTIES.

         (a) TERM. Subject to Section 1.6 below, Employee agrees to serve as an employee of the Company during the period commencing on January 1, 1996, and ending on December 31, 1996, subject to automatic one year annual renewals if neither party has provided the other with a written notice expressing an intent to terminate the Employee's employment with the Company 60 days prior to the beginning of such renewal period (the "Employment Term").

         (b) DUTIES. During the Employment Term, Employee shall serve as the President and Chief Executive Officer of the Company or as the Company's board of directors may specify from time to time, and shall have such responsibilities as may be assigned to him by the Company's board of directors. Employee agrees to serve the Company faithfully and to the best of his ability, and to devote substantially all of his working time, attention and efforts during the Employment Term to the business and affairs of the Company. Employee represents and warrants to the Company that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement.

         (c) LOCATION. Employee's principal job location shall be in the Woodinville, Washington area.

    1.2 SALARY; BONUS. In consideration of all services to be rendered by Employee to the Company during the Employment Term, the Company shall pay to Employee the annual salary set forth on the Benefit Schedule attached hereto as SCHEDULE A, payable at such times as other salaried employees of the Company receive their regular salary payments. The Company shall also pay to Employee an annual bonus of up to fifty percent (50%) of Employee's annual salary payable if Employee and the Company meet performance objectives mutually agreed to by Employee and the Company. The Company shall be entitled to withhold from the salary and bonus payments otherwise required to be made to Employee such amounts as the Company may be required to withhold under applicable tax laws and other applicable legal requirements. The salary and bonus of the Employee may be increased at the discretion of the board of directors.

    1.3 OTHER BENEFITS. The Company shall provide to Employee, during the Employment Term, the same benefits that the Company makes generally available to all of its other employees during the Employment Term, subject to Employee's satisfaction of the respective eligibility requirements for such benefits. Further, the Employee shall receive the following benefits and compensation:

         (a) CASH BONUS. Employee shall receive a cash bonus in the amount set forth on the Benefit Schedule declared by the Company in 1995 and payable to Employee in January, 1996.

         (b) OPTIONS ON COMMON STOCK. Employee shall receive options to purchase the number of shares of the Company's Common Stock as set forth on the Benefit Schedule.

         (c) STOCK BONUS. Employee shall receive a stock bonus for the number of shares of the Company's Series B Redeemable Preferred Stock as set forth on the Benefit Schedule; PROVIDED, HOWEVER, that Employee shall have no immediate right, title, or interest in or to such shares of Series B Redeemable Preferred Stock, which shall vest only if:

              (i) Employee is still employed by the Company upon the redemption of the Series B Redeemable Preferred Stock pursuant to Section 5(b) of Article III of the Company's Restated Articles of Incorporation (including, without limitation, a redemption upon the closing of a Qualified Public Offering as defined in the Company's Restated Articles of Incorporation or a redemption on the fifth and sixth anniversary of the original issue date of the Series B Redeemable Preferred Stock), or

              (ii) At the time of the redemption of the Series B Redeemable Preferred Stock pursuant to Section 5(b) of Article III of the Company's Restated Articles of Incorporation (including, without limitation, a redemption upon the closing of a Qualified Public Offering as defined in the Company's Restated Articles of Incorporation or a redemption on the fifth and sixth anniversary of the original issue date of the Series B Redeemable Preferred Stock), Employee was previously terminated for Cause under Section 1.7(e) of the Employment Agreement, and in either case only if, as, and to the extent that Employee's shares of Series B Redeemable Preferred Stock are actually redeemed for cash, AND, PROVIDED, FURTHER, that in the event Employee's shares of the Company's Series B Redeemable Preferred Stock are redeemed for cash only in part, Employee shall vest only in the number of shares of Series B Redeemable Preferred Stock calculated by multiplying 200,000 by a fraction, the numerator of which is the amount of the cash proceeds paid to Employee in the redemption (other than amounts paid in the redemption for accrued and unpaid dividends on the Series B Redeemable Preferred Stock), and the denominator of which is One Million Dollars ($1,000,000). All certificates for such shares of the Company's Series B Redeemable Preferred Stock shall contain the following legend:

         The shares represented by this certificate have not vested and are subject to forfeiture under the terms and conditions set forth in the Employment Agreement dated December __, 1995, between Kevin Hafer and the corporation. A copy of the Employment Agreement is on file at the corporation's principal place of business and it registered office.

         (d) QUARTERLY PERFORMANCE BONUS. In recognition of the extra duties and responsibilities on Employee in dealing with the Investors under the Purchase Agreement and the holders of the Company's Class A and Class B Subordinated Promissory Notes, Employee shall be entitled to a quarterly bonus in the amount set forth on the Benefit Schedule in each calendar quarter in which the Company makes all required payments of interest due on the Company's Class A and Class B Subordinated Promissory Notes, payable on or before the last day of each calendar quarter.

         (e) LIFE INSURANCE. The Company agrees to purchase and maintain on Employee's life a One Million Dollar ($1,000,000) life insurance policy payable to Employee's wife or estate (or as otherwise directed by Employee) for so long as Employee is employed by the Company until such time as he is (or has) fully vested in the Series B Redeemable Preferred Stock.

         (f) 1995 GROWTH BASED BONUS. The Company will pay Employee in January, 1996, the growth based bonus accrued by the Company for Employee for the period beginning November 23, 1995, and ending December, 1995.

         (g) 1995 ACCRUED BONUS. The Company will pay Employee the 1995 accrued bonus described on the Benefit Schedule on or before January 12, 1996, pursuant to the resolution of the Company's Board of Directors dated October 30, 1995.

    1.4 NO OTHER COMPENSATION. Employee acknowledges and agrees that his other compensation programs with the Company shall terminate at the close of business on December 31, 1995, and he shall not be entitled to receive from the Company or any other affiliate of the Company, any salary, bonus or other compensation or benefit of any nature (whether relating to any period prior to the Closing Date or relating to any period after the Closing Date) except as expressly provided in Sections 1.2 and 1.3 above (including amounts accruing after December 31, 1995, under the Company's growth based bonus program for management). Employee represents and warrants to the Company that he is not aware of any claims or rights he may have against the Company arising directly or indirectly from his past employment with the Company, and Employee hereby releases and discharges the Company and its affiliates from all claims, rights, causes of action, demands and obligations arising directly or indirectly from his employment with the Company prior to the Closing Date.

    1.5 EXPENSES. Employee shall be entitled to reimbursement from the Company for reasonable out-of-pocket business expenses reasonably incurred by Employee during the Employment Term in the performance of Employee's duties under this Agreement; PROVIDED, HOWEVER, that the Company shall not be required to reimburse Employee for any such expenses unless: (a) Employee presents vouchers and receipts indicating in reasonable detail the amount and business purpose of each of such expenses; and (b) Employee otherwise complies with the Company's reimbursement policies established from time to time and in effect during the Employment Term.

    1.6  TERMINATION.

         (a) Either the Company or the Employee shall have the right to terminate this Agreement, with or without Cause (as defined in Section 1.7 below), at any time during the Employment Term by delivering written notice of termination to the other. Upon the termination of this Agreement during the Employment Term, Employee's employment with the Company shall terminate and, except as provided in Section 1.6(b) below, the Company shall have no further monetary obligation or other obligation of any nature to Employee under this Agreement or with respect to his employment or the termination of his employment.

         (b) If (i) the Company terminates this Agreement without Cause (as defined in Section 1. 7 below) during the Employment Term (including the failure of the Company to renew this Agreement pursuant to Section 1.1) , (ii) Employee satisfies all of his obligations relating to the termination of his employment under this Agreement (including his obligations under Sections 2, 3 and 4.1 hereof), and (iii) Employee executes and delivers to the Company a general release of liability (satisfactory in form and substance to the Company) in favor of the Company, then so long as Employee does not breach Sections 2, 3 or
4.1 hereof, Employee shall be entitled to continue to receive the compensation specified in Section 1.2 and the benefits described in

Section 1.3 for one year from the date of such termination, and all options to purchase the common stock of the Company then held by the Employee shall continue vesting for the period extending one year from such date of termination as if the Employee's employment with the Company continued for that period.

         (c) The termination of this Agreement pursuant to this Section 1.6 or otherwise shall not limit or otherwise affect any of Employee's obligations under Sections 2, 3, and 4.1 hereof.

    1.7 DEFINITION OF "CAUSE." Employee's employment with the Company shall be deemed to have been terminated for "Cause" if such employment is terminated following: (a) any intentional misconduct, fraud or bad faith on the part of Employee in the performance of his duties as an employee of the Company; (b) the conviction of Employee of, or the entry by Employee of a plea of guilty or no contest to, any felony; (c) the breach by Employee of any material provision in this Agreement; (d) the continued failure of Employee to perform any reasonable duties assigned to him by the Company, if such breach or failure is not fully cured by Employee within thirty (30) days after he receives written notice of such failure; or (e) the inability of Employee to perform any of his material duties as a result of illness or injury, if Employee remains unable to perform such duties for a total of thirteen (13) consecutive weeks.

2.  CONFIDENTIAL INFORMATION.

    2.1 OBLIGATION TO KEEP CONFIDENTIAL. Employee agrees to keep all Confidential Information (as defined in Section 2.2 below) strictly and permanently confidential and, accordingly, agrees that he shall not at any time (whether during or after the Employment Term) directly or indirectly use for any purpose, or disclose or permit to be disclosed to any person or entity, any Confidential Information. Employee acknowledges that the Confidential Information constitutes unique and valuable assets of the Company acquired at great time and expense by the Company, and that any disclosure or other use of such Confidential Information, other than for the sole benefit of the Company, would be wrongful and would cause irreparable harm to the Company.

    2.2 DEFINITION OF "CONFIDENTIAL INFORMATION." The term "Confidential Information" means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to the Company or any of the Company's subsidiaries or other affiliates or relating to the business, operations, financial affairs, performance, assets, investments, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, plans or prospects of the Company or any of the Company's subsidiaries or other affiliates, including any such information consisting of or otherwise relating directly or indirectly to trade secrets, know-how, technology, designs, drawings, processes, license or sublicense arrangements, formulae, proposals, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of suppliers or distributors or sources of supply; PROVIDED, HOWEVER, that "Confidential Information" shall not be deemed to include information which, at the time of initial disclosure to Employee, is part of, or without violation of this Agreement or fault of Employee becomes part of, the public knowledge or literature and is readily accessible to third parties.

3.  NON-COMPETITION AND NON-SOLICITATION

    3.1 NON-COMPETITION. During the period commencing on the Closing Date and continuing until the date two (2) years after the termination of the Employee's employment with the Company (the "Noncompete Period"), Employee shall not, directly or indirectly, provide (as an employee, consultant or otherwise) any service, support, product, or technology to any person or entity, if such service, support, product or technology involves or relates to, in any material respect:

         (a) manufacturing, marketing, or distributing specialized cabinets and concentrator switches that allow users to access different computers from a single keyboard and monitor, or

         (b) other products the Company is actively developing, manufacturing, marketing, or distributing on the date of such termination

(the "Restricted Business").

    3.2 NON-SOLICITATION. Employee further agrees that during the Noncompete Period, he will not:

         (a) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Employee's own behalf or on behalf of any other person or entity) any employee of the Company or any of the Company's subsidiaries to leave his or her employment with the Company or any of the Company's subsidiaries;

         (b) employ, or permit any entity over which Employee exercises any control, to employ such employee who has terminated his or her employment with the Company or any of Company's subsidiaries during the Noncompete Period; or

         (c) directly or indirectly, personally or through others, approach, contact, solicit, advise or do (or attempt to do) business with, or otherwise interfere with the relationship of the Company or any of the Company's subsidiaries with, any person or entity who is, was or is reasonably anticipated to become a customer or client of the Company or any of Company's subsidiaries with respect to any Restricted Business.

4.  MISCELLANEOUS PROVISIONS.

    4.1 SURRENDER OF REWARDS AND PROPERTY. At such time as Employee no longer serves as an employee of the Company, Employee shall deliver promptly to the Company (a) all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof in his possession or under his control which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and (b) all other property and Confidential Information of the Company in his possession or under his control, including all documents which contain any Confidential Information of the Company.

    4.2 SPECIFIC PERFORMANCE. Employee agrees that in the event of any breach or threatened breach by Employee of any covenant, obligation or other provision contained in this Agreement, the Company shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) injunction restraining such breach or threatened breach.

    4.3 NON-EXCLUSIVITY. The rights and remedies of the Company hereunder are not exclusive of or limited by any other rights or remedies which the Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company hereunder, and the obligations and liabilities of Employee hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like.

    4.4 NOTICES. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto):

         if to the Company:       Apex PC Solutions, Inc.
                                  20031 142nd Avenue, N.E.
                                  Woodinville, WA 98072
                                  Attention: Secretary
                                  Facsimile: (206) 402-9494

         if to Employee:          Kevin Hafer
                                  12115 198th Avenue, N.E.
                                  Woodinville, WA 98072

    4.5 SEVERABILITY. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

    4.6 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all by, the laws of the State of Washington (without giving effect to principles of conflicts of laws).

    4.7 WAIVER. No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    4.8 CAPTIONS. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

    4.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

    4.10 FURTHER ASSURANCES. Each party hereto shall execute and/or cause to be delivered to the other party hereto such instruments and other documents and shall take such other actions as such other party may reasonably request to effectuate the intent and purposes of this Agreement.

    4.11 ENTIRE AGREEMENT. This Agreement set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties relating to the subject matter hereof and thereof. In particular, the parties agree that (i) the letter agreement dated January 5, 1995 between Sterling Crum and Employee is terminated and superseded in its entirety, and (ii) the Proprietary Information and Non-Competition Agreement between the Company and Employee dated March 5, 1993, is also terminated and superseded in its entirety.

    4.12 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company and Employee.

    4.13 ASSIGNMENT. This Agreement and all rights and obligations of Employee hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may, with Employee's written consent (which consent shall not be unreasonably withheld), assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

    4.14 BINDING NATURE. Subject to Section 4.13, this Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns and Employee and his representatives, executors, administrators, estate, heirs, successors and assigns.

    4.15 ATTORNEYS' FEES AND EXPENSES. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against either party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                  APEX PC SOLUTIONS, INC.



                             By: /s/Sterling Crum
                                -------------------------------------
                                  Name: Sterling Crum
                                       ------------------------------
                                  Title: Secretary
                                        -----------------------------




                                   /s/Kevin Hafer
                                  -----------------------------------
                                       Kevin Hafer

                       SCHEDULE A TO EMPLOYMENT CONTRACT
                               BENEFIT SCHEDULE
                                  KEVIN HAFER


    SECTION 1.2 - 1996 ANNUAL SALARY. Employee's 1996 annual salary is One Hundred Sixty Thousand Dollars ($160,000).

    SECTION 1.3(a) - CASH BONUS. Employee shall receive a cash bonus of One Million Seventy Thousand Dollars ($1,070,000).

    SECTION 1.3(b) - OPTIONS ON COMMON STOCK. Employee shall receive options to purchase 88,235 of the Company's Common Stock, which shall vest if Employee is still employed by the Company as follows:

              (i) Employee's options to purchase 50,000 shares shall vest as to 1,764.71 shares on January 1, 1996, and as 1,176.47 shares on the first day of each of the following 41 months; and

              (ii) Employee's options to purchase 38,235 shares shall vest as to 9,558.75 shares on January 1, 1997, and as to 796.56 shares on the first day of each of the following 36 months.

    SECTION 1.3(c) - STOCK BONUS. Employee shall receive a stock bonus of 200,000 shares of the Company's Series B Redeemable Preferred Stock subject to the restrictions described in Section 1.3(c) of the Employment Agreement.

    SECTION 1.3(d) - QUARTERLY PERFORMANCE BONUS. Seventeen Thousand Five Hundred Dollars ($17,500).

    SECTION 1.3(g) - 1995 ACCRUED BONUS. The 1995 accrued bonus is Three Hundred Thousand Dollars ($300,000).